Exhibit 10.9

FOURTH AMENDMENT TO
MASTER VIDEO LOTTERY TERMINAL CONTRACT

This Fourth Amendment to Master Video Lottery Terminal Contract (this “Fourth Amendment”) is made and entered into as of July 1, 2014, by and between the Division of Lotteries of the Rhode Island Department of Revenue, an agency of the State of Rhode Island, with its principal address at 1425 Pontiac Avenue, Cranston, Rhode Island 02920 the (“Division”), and UTGR, Inc., a Delaware corporation with its principal office located at 100 Twin River Road Lincoln, Rhode Island 02865 (“UTGR”), and amends that certain Master Video Lottery Terminal Contract by and between the Division and UTGR dated as of July 18, 2005 (the “Master Contract”), as amended by that certain First Amendment to Master Video Lottery Terminal Contract by and between the Division and UTGR dated November 4, 2010 (the “First Amendment”), that certain Second Amendment to Master Video Lottery Terminal Contract by and between the Division and UTGR dated May 3, 2012 (the “Second Amendment”) and that certain Third Amendment to Master Video Lottery Terminal Contract by and between the Division and UTGR dated September 18, 2012 (the “Third Amendment”). The Division and UTGR are referred to herein collectively as the “Parties,” and individually, as a “Party.” This Fourth Amendment shall take effect on July 1, 2014.

WITNESSETH:

WHEREAS, the Division and UTGR entered into the Master Contract, which Master Contract has been previously amended as indicated above;

WHEREAS, during the 2014 Legislative Session of the Rhode Island General Assembly, the State of Rhode Island enacted into law House Bill 2014 – H7133 Substitute A, as amended, entitled “An Act Relating to Making Appropriations for the Support of the State for the Fiscal Year Ending June 30, 2015” (the “State Budget”), including Article 13, entitled “Article 13, Relating to State Lottery” which law was signed by the Governor of Rhode Island on June 19, 2014 (“Article 13”) (Copy attached hereto as Exhibit A); and

WHEREAS, pursuant to Section 5 of Article 13, the Division and UTGR are authorized and empowered to enter into a fourth amendment to the Master Contract, which amendments are set forth in this Fourth Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises, covenants, obligations and conditions herein contained, UTGR and the Division hereby agree as follows:

1.             Definitions and Interpretation.

1.1           References to the “Agreement” contained in this Fourth Amendment are and shall be deemed to be references to the Master Contract, as amended and/or extended by the First Amendment, Second Amendment and Third Amendment thereto.

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1.2           “Division Percentage” means for any marketing year, the Division’s percentage of net terminal income as set forth in § 42-61.2-7(a)(1) of Rhode Island General Laws.

1.3           “Marketing Program” means that marketing program set forth in Chapter 16 of the Public Laws of 2010, part A, Section 4(a)(iii), as amended by Chapter 151, Article 25 of the Public Laws of 2011, Section 8(a)(ii) and as further amended by Section 3 of Article 13.

1.4           “Marketing Year” has the meaning given that term in Chapter 16 of the Public Laws of 2010, part A, Section 2(h).

1.5           Any capitalized terms used in this Fourth Amendment but not defined herein shall have the meaning as defined in the Agreement and/or applicable law, including but not limited to Article 13.

2.             Marketing Program. Pursuant to and in accordance with Section 5 of Article 13, Section 5.1 of the First Amendment is hereby deleted in its entirety and replaced with the following new Section 5.1:

5.1.          Pursuant to Part A, Section 4(a)(iii) of the VLT Contracts Act, (and in accordance with and notwithstanding anything in the Master Contract to the contrary), UTGR is authorized to conduct a Marketing Program as that term is defined in Part A, Section 2 of the 2010 VLT Contracts Act. Said Marketing Program shall be monitored by the Division. Commencing July 1, 2014, the Marketing Program shall be conducted as follows:

(i)            Subject to Sections 5.1(ii) and 5.1(iii) below, for each Marketing Year starting with the Marketing Year beginning on July 1, 2014, to the extent UTGR’s marketing expenditures exceed four million dollars ($4,000,000), the Division shall pay UTGR an amount equal to the amount of such excess multiplied by the Division Percentage.

(ii)           Subject to Section 5.1(iii) below, the total amount payable by the Division for each Marketing Year shall be capped at an amount equal to the Division Percentage multiplied by six million dollars ($6,000.000) (i.e. ten million dollars ($10,000,000) total marketing program expenditures); provided further, that in any partial marketing year, the total amount payable by the Division shall be capped at an amount equal to the Division Percentage multiplied by six million dollars ($6,000,000), the product of which shall be further reduced by multiplying it by a fraction: (a) the numerator of which is the number of days in any partial Marketing Year; and (b) the denominator of which is three hundred sixty five (365).

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(iii)          To the extent UTGR’s aggregate Marketing Program expenditures exceed fourteen million dollars ($14,000,000) in any given Marketing Year, the Division shall pay UTGR an amount equal to the amount of such excess multiplied by the Division Percentage; provided however, if the total aggregate amount of UTGR’s Marketing Program expenditures in any given Marketing Year exceeds seventeen million dollars ($17,000,000), the Division shall not be required to make payments with respect to such amounts in excess of seventeen million dollars ($17,000,000). By the way of example only, if in a particular Marketing Year UTGR’s Marketing Program expenditures equal fifteen million dollars ($15,000,000), the Division shall pay to UTGR the Division Percentage multiplied by the sum of six million dollars ($6,000,000) plus one million dollars ($1,000,000) – i.e., [Division Percentage x ($6 million+ $1 million)]. By way of further example only, if in a particular Marketing Year UTGR’s Marketing Program expenditures equal eighteen million dollars ($18,000,000), the Division shall pay to UTGR the Division Percentage multiplied by the sum of six million dollars ($6,000,000) plus three million dollars ($3,000,000) – i.e., [Division Percentage x ($6 million + $3 million)].

3.             Miscellaneous.

3.1           Except as modified in this Fourth Amendment, all other terms of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

3.2           This Fourth Amendment contains the entire agreement by and between the Parties and supersedes and replaces all prior understandings or agreements (if any), oral or written, with respect to the subject matter hereof.

3.3           This Fourth Amendment may be executed by the Parties hereto in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Fourth Amendment to be signed by their duly-authorized representatives on the date first set forth above.

UTGR, INC.

By:	/s/ Craig L. Eaton
Craig L. Eaton,
Senior Vice President

DIVISION OF LOTTERIES OF THE RHODE ISLAND DEPARTMENT OF REVENUE

By:	/s/ Gerald S. Aubin
Gerald S. Aubin,
Director

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EXHIBIT A
ARTICLE 13

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ARTICLE 13

RELATING TO STATE LOTTERY

Section 1.          Section 42-61-15 of the General Laws in Chapter 42-61 entitled “State Lottery” is hereby amended to read as follows:

42-61-15. State lottery fund. - (a) There is created the state lottery fund, into which shall be deposited all revenues received by the division from the sales of lottery tickets and license fees. The fund shall be in the custody of the general treasurer, subject to the direction of division for the use of the division, and money shall be disbursed from it on the order of the controller of the state, pursuant to vouchers or invoices signed by the director and certified by the director of administration. The moneys in the state lottery fund shall be allotted in the following order, and only for the following purposes:

(1)           Establishing a prize fund from which payments of the prize awards shall be disbursed to holders of winning lottery tickets on checks signed by the director and countersigned by the controller of the state or his or her designee.

(i)            The amount of payments of prize awards to holder’s of winning lottery tickets shall be determined by the division, but shall not be less than forty-five percent (45%) nor more than sixty-five percent (65%) of the total revenue accruing from the sale of lottery tickets.

(ii)           For the lottery game commonly known as “Keno”, the amount of prize awards to holders of winning Keno tickets shall be determined by the division, but shall not be less than forty-five percent (45%) nor more than seventy-two percent (72%) of the total revenue accruing from the sale of Keno tickets.

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(2)           Payment of expenses incurred by the division in the operation of the state lotteries including, but not limited to, costs arising from contracts entered into by the director for promotional, consulting, or operational services, salaries of professional, technical, and clerical assistants, and purchases or lease of facilities, lottery equipment, and materials; provided however, solely for the purpose of determining revenues remaining and available for transfer to the state’s general fund, beginning in fiscal year 2015, expenses incurred by the division in the operation of state lotteries shall reflect the actuarially determined employer contribution to the Employees’ Retirement System consistent with the state’s adopted funding policy. For financial reporting purposed, the state lottery fund financial statements shall be prepared in accordance with generally accepted accounting principles as promulgated by the Governmental Accounting Standards Board; and

(3)           Payment into the general revenue fund of all revenues remaining in the state lottery fund after the payments specified in subdivisions (a)(1) – (a)(2) of this section.

(b)           The auditor general shall conduct an annual post audit of the financial records and operations of the lottery for the preceding year in accordance with generally accepted auditing standards and government auditing standards. In connection with the audit, the auditor general may examine all records, files, and other documents of the division, and any records of lottery sales agents that pertain to their activities as agents, for purposes of conducting the audit. The auditor general, in addition to the annual post audit, may require or conduct any other audits or studies he or she deems appropriate, the costs of which shall be borne by the division.

(c)           Payments into the state’s general fund specified in subsection (a)(3) of this section shall be made on an estimated quarterly basis. Payment shall be made on the tenth business day following the close of the quarter except for the fourth quarter when payment shall be on the last business day.

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Section 2.          The general assembly hereby finds that the Twin River facility located in the town of Lincoln is an important source of revenue for the state of Rhode Island. The purpose of sections 3 through 5 of this article is to protect and enhance the state’s ability to maximize revenues at Twin River during a period of increasing competition in the regional market by setting forth terms and conditions of certain Twin River growth opportunities. It is the intent of the general assembly that this act, being necessary for the welfare of the state and its citizens, shall be liberally construed so as to effectuate its purposes, including without limitation, the state’s attempt to minimize certain commercial risks faced by Twin River.

Section 3.         Definitions. For the purposes of this chapter, the following terms shall have the following meanings:

(1)         “Division” means the division or lotteries within the Rhode Island department of revenue.

(2)         “Division percentage” means for any marketing year, the division’s percentage of net terminal income as set forth in § 42-61.2-7.

(3)         “Marketing program” means that marketing program set forth in Chapter 16 of the Public Laws of 2010, Part A, Section 4(a)(iii), as amended by Chapter 151, Article 25 of the Public Laws of 2011, Section 8 and as further amended by Section 4 hereof.

(4)         “Master contract” means that certain master video lottery terminal contract made as of July 18, 2005 by and between the division, the department of transportation and UTGR, Inc., as amended from time to time.

Section 4.         Unless otherwise amended by this act, the terms, conditions, provisions and definitions of Chapters 322 and 323 of the Public Laws of 2005, Chapter 16 of the Public Laws of 2010, Chapter 151, Article 25 of the Public Laws of 2011, Chapter 289 of the Public Laws of 2012 and Chapters 106 and 107 of the Public Laws of 2013 are hereby incorporated by reference and shall remain in full force and effect.

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Section 5.          Authorized procurement of fourth amendment to the master video lottery terminal contract.

(a)          Notwithstanding any provision of the general or Public Laws to the contrary, within ninety (90) days of the date hereof, the division is hereby expressly authorized and directed to enter into with UTGR, Inc. a fourth amendment to the master contract for the following purposes and containing the following terms and conditions:

(1)           Commencing July 1, 2014, the marketing program shall be amended as follows:

(i)            Subject to subsections (a)(1)(ii) and (a)(2)(iii) herein for each marketing year to the extent UTGR, Inc.’s marketing expenditures exceed four million dollars ($4,000,000), the division shall pay UTGR, Inc. an amount equal to the amount of such excess multiplied by the division percentage.

(ii)           Subject to subsection (a)(1)(iii) herein, the total amount payable by the division for each marketing year shall be capped at an amount equal to the division percentage multiplied by six million dollars ($6,000,000) (i.e., ten million dollars ($10,000,000) total marketing program expenditures); provided further, that in any partial marketing year, the total amount payable by the division shall be capped at an amount equal to the division percentage multiplied by six million dollars ($6,000,000), the product of which shall be further reduced by multiplying it by a fraction: (A) The numerator of which is the number of days in any partial marketing year; and (B) The denominator of which is three hundred sixty-five (365).

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(iii)          To the extent UTGR, Inc.’s aggregate marketing program expenditures exceed fourteen million dollars ($14,000,000) in any given marketing year, the division shall pay UTGR, Inc. an amount equal to the amount of such excess multiplied by the division percentage; provided however, if the total aggregate amount of UTGR, Inc.’s marketing program expenditures in any given marketing year exceeds seventeen million dollars ($17,000,000), the division shall not be required to make payments with respect to such excess amounts. By the way of example only, if in a particular marketing year UTGR Inc.’s marketing program expenditures equal fifteen million dollars ($15,000,000), the division shall pay to UTGR, Inc. the division percentage multiplied by the sum of six million dollars ($6,000,000), plus one million dollars ($1,000,000).

(2)           (i) The requirements of the following subsection found in Chapter 16 of the Pub. L. of 2010, Part A, Section 4(a)(iii)(2) be stricken and removed from the first amendment to the master contract, to wit; and (ii) The division shall not owe any amount pursuant to said subsection 4(a)(iii) in any given marketing year unless, pursuant to § 42-61.2-7(a), the state has received net terminal income for such marketing year in an amount equal to or exceeding the amount of net terminal income the state received for the state’s fiscal year 2009. The requirements so stricken shall allow the marketing program and payments due thereunder to be in effect for fiscal year 2015 pursuant to the terms and conditions set forth in said section.

(3)           Except to the extent amended hereby, the terms, provisions and conditions of the master contract, including without limitation those terms, provisions and conditions relating to the marketing program, shall remain in full force and effect. If there is a conflict between any provision of the master contract and this article, the provisions of this article control.

Section 6.          This article shall take effect upon passage.

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